Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 24, 2017, by and between Forum Investors I, LLC, a Delaware limited liability company and Forum Capital Management, LLC, a Delaware limited liability company (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock, $0.0001 par value per share, of Forum Merger Corporation. Each Party hereto agrees that the Schedule 13D, dated April 24, 2017, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: April 24, 2017	FORUM INVESTORS I, LLC
By: Forum Capital Management, LLC, its Managing Member

	By:	/s/ David Boris
Name: David Boris
Title: Member

Date: April 24, 2017	FORUM CAPITAL MANAGEMENT, LLC

	By:	/s/ David Boris
Name: David Boris
Title: Member